Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Alex Pettitt Under Armour, Inc. Tel: 410.454.6578 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER 2009 TOP LINE GROWTH OF 16%;

RAISES NET REVENUES AND EPS OUTLOOK FOR THE FULL YEAR

•	Net Revenues Increased 16.2% to $269.5 Million

•	Net Income Increased to $26.2 Million; Diluted EPS of $0.52

•	Cash & Cash Equivalents Increased $53.2 Million Year-Over-Year to $93.4 Million at Quarter-End; No Borrowings Outstanding Under $200 Million Revolving Credit Facility

•	Inventory Decreased 6.6% to $152.8 Million at Quarter-End

•	Company Raises 2009 Net Revenues Outlook to $830 Million to $835 Million (+14% to +15% over 2008) from $810 Million

•	Company Raises 2009 EPS Outlook to $0.85 to $0.87 (+10% to +13% over 2008) from $0.80 to $0.82

Baltimore, MD (October 27, 2009) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2009. Net revenues increased 16.2% in the third quarter of 2009 to $269.5 million compared with net revenues of $231.9 million in the third quarter of 2008. Net income increased to $26.2 million in the third quarter of 2009 compared with $25.7 million in the prior year’s period. Diluted earnings per share for the third quarter of 2009 was $0.52 on weighted average common shares outstanding of 50.7 million compared with $0.51 per share on weighted average common shares outstanding of 50.4 million in the third quarter of the prior year.

Third quarter apparel net revenues increased 7.1% to $215.4 million compared with $201.1 million in the same period of the prior year, driven by growth in the Men’s, Women’s, and Youth apparel businesses. Footwear net revenues in the third quarter of 2009 increased to $33.0 million from $13.1 million in the third quarter of 2008. Direct-to-consumer net revenues, which represented 15% of total net revenues for the quarter, grew 62% year-over-year during the third quarter.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “The strength and diversity of our growth platform enabled us to deliver meaningful top line growth during the quarter with all product categories up for the period. Continuing to lead in product innovation and aggressively communicating our authentic position in sports will help ensure that the Under Armour Brand continues to resonate with the athletes of this generation.”

For the third quarter, operating income rose to $47.1 million compared with $46.5 million in the prior year’s period. Gross margin for the third quarter of 2009 was 49.7% compared with 51.0% in the prior year’s quarter. Selling, general and administrative expenses were $87.0 million in the third quarter of 2009 compared with $71.8 million in the third quarter of 2008. The increase in selling, general and administrative expenses was primarily driven by the continued expansion of the Company’s factory house outlet stores as well as higher personnel costs.

For the first nine months of 2009, net revenues increased 16.2% to $634.2 million compared with $546.0 million in the prior year. Net income for the first nine months of 2009 increased to $31.6 million compared with $29.9 million in the same period of 2008. Diluted earnings per share for the first nine months of 2009 was $0.62 compared with $0.59 per share in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents increased $53.2 million to $93.4 million at September 30, 2009 compared with $40.2 million at September 30, 2008. The Company had no borrowings outstanding under its $200 million revolving credit facility at September 30, 2009. Net accounts receivable decreased 4.0% to $145.0 million at September 30, 2009 compared with $151.1 million at September 30, 2008. Inventory at quarter-end decreased 6.6% to $152.8 million compared with $163.6 million at September 30, 2008.

Outlook for 2009

For 2009, the Company had previously estimated annual net revenues of approximately $810 million and diluted earnings per share in the range of $0.80 to $0.82. However, based on its performance year-to-date, the Company is increasing its outlook for 2009.

The Company now anticipates full year net revenues of $830 million to $835 million. Based on higher personnel costs, including increased funding of the Company’s performance incentive plan, selling, general, and administrative expenses for 2009 are now expected to grow in the mid-teens on a percentage basis year-over-year, above the Company’s previous outlook for growth in the low-teens. Diluted earnings per share for the year is anticipated to be $0.85 to $0.87.

Brad Dickerson, Chief Financial Officer of Under Armour, concluded, “We remain focused on achieving our financial and strategic goals for 2009 while laying the groundwork for 2010 and beyond. Our business model is built on a foundation of profitable growth. We will continue to leverage our brand equity with athletes to capture market share as we align our growing team and resources to achieve greater operational efficiency.”

Conference Call and Webcast

The Company will provide additional commentary regarding its third quarter results and 2009 outlook as well as provide a preliminary view on its 2010 outlook during its earnings conference call today, October 27th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Nine Months Ended September 30, 2009 and 2008

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 9/30/09	% of Net Revenues	Quarter Ended 9/30/08	% of Net Revenues	Nine Months Ended 9/30/09	% of Net Revenues	Nine Months Ended 9/30/08	% of Net Revenues

Net revenues	$269,546	100.0%	$231,946	100.0%	$634,194	100.0%	$545,965	100.0%
Cost of goods sold	135,491	50.3%	113,679	49.0%	335,310	52.9%	281,959	51.6%

Gross profit	134,055	49.7%	118,267	51.0%	298,884	47.1%	264,006	48.4%

Operating expenses
Selling, general and administrative expenses	86,992	32.2%	71,788	31.0%	240,544	37.9%	209,954	38.5%

Income from operations	47,063	17.5%	46,479	20.0%	58,340	9.2%	54,052	9.9%

Interest expense, net	(466)	(0.2)%	(111)	(0.0)%	(1,909)	(0.3)%	(498)	(0.1)%
Other income (expense), net	96	(0.0)%	(1,625)	(0.7)%	(253)	(0.0)%	(1,514)	(0.3)%

Income before income taxes	46,693	17.3%	44,743	19.3%	56,178	8.9%	52,040	9.5%
Provision for income taxes	20,511	7.6%	19,080	8.2%	24,595	3.9%	22,132	4.0%

Net income	$26,182	9.7%	$25,663	11.1%	$31,583	5.0%	$29,908	5.5%

Net income available per common share
Basic	$0.52		$0.52		$0.64		$0.61
Diluted	$0.52		$0.51		$0.62		$0.59

Weighted average common shares outstanding
Basic	50,046		49,217		49,731		49,016
Diluted	50,749		50,435		50,585		50,321

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 9/30/09	Quarter Ended 9/30/08	% Change	Nine Months Ended 9/30/09	Nine Months Ended 9/30/08	% Change

Apparel	$215,427	$201,085	7.1%	$459,706	$426,480	7.8%
Footwear	33,048	13,065	153.0%	127,475	75,629	68.6%
Accessories	10,760	8,896	21.0%	23,548	22,264	5.8%

Total net sales	259,235	223,046	16.2%	610,729	524,373	16.5%
Licensing revenues	10,311	8,900	15.9%	23,465	21,592	8.7%

Total net revenues	$269,546	$231,946	16.2%	$634,194	$545,965	16.2%

Under Armour, Inc.

As of September 30, 2009, December 31, 2008 and September 30, 2008

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/09	As of 12/31/08	As of 9/30/08

Assets
Cash and cash equivalents	$93,376	$102,042	$40,152
Accounts receivable, net	145,043	81,302	151,086
Inventories	152,753	182,232	163,612
Prepaid expenses and other current assets	16,041	18,023	19,571
Deferred income taxes	12,178	12,824	13,364

Total current assets	419,391	396,423	387,785

Property and equipment, net	73,557	73,548	70,645
Intangible assets, net	6,203	5,470	5,877
Deferred income taxes	12,078	8,687	6,703
Other long term assets	4,839	3,427	3,876

Total assets	$516,068	$487,555	$474,886

Liabilities and Stockholders’ Equity

Revolving credit facility	$—	$25,000	$15,000
Accounts payable and accrued expenses	101,206	98,340	96,466
Current maturities of long term debt	8,292	7,433	7,602
Other current liabilities	5,852	2,337	10,656

Total current liabilities	115,350	133,110	129,724

Long term debt, net of current maturities	9,985	13,158	14,962
Other long term liabilities	13,219	10,190	10,425

Total liabilities	138,554	156,458	155,111

Total stockholders’ equity	377,514	331,097	319,775

Total liabilities and stockholders’ equity	$516,068	$487,555	$474,886